3: MG Fixed Income Fund - 10f3

MG Fixed Income Fund - 10f3

Transactions - Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Capital Auto Receivables Trust	Daimler-Chrysler Auto Trust	Nissan Auto Receivables Owner Trust
Underwriters	Chase, MSDW, BofA, BancOne, DB Alex. Brown, Bear Stearns, CS First Boston, JPMorgan, Lehman	Chase, MSDW, CSFB, DB Alex. Brown, JP Morgan, Salomon Smith Barney	Chase, JPMorgan, Merrill Lynch
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	CARAT 00-1 A5 7.07%, 9/15/05	DCAT 00-B A4 7.63%, 6/15/05	NAROT 00-A3 7.01%, 9/15/03

Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	no
Name of underwriter or dealer from which purchased	MSDW	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	4/11/2000	5/9/2000	2/15/2000

Total dollar amount of offering sold to QIBs	$ 2,193,832,650	$ -	$ -
Total dollar amount of any concurrent public offering	$ -	$ 425,000,000	$ 250,000,000
Total	$ 2,193,832,650	$ 425,000,000	$ 250,000,000

Public offering price	99.981	99.985	99.578
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.50 (1.5%)	$ 1.50 (1.5%)	$ 1.45 (1.46%)
Rating	AAA/Aaa	AAA/Aaa	AAA/Aaa
Current yield	7.07%	7.75%	7.35%

Total par value purchased	$ 12,330,000	n/a	n/a
$ amount of purchase	$ 12,327,598	n/a	n/a

% of offering purchased by fund	0.56%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (Must be less than 25% of offering)	0.56%	n/a	n/a